Exhibit (10)A

Execution Version

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (the “Agreement”) is made and entered into effective January 7, 2019 (“Effective Date”), by and among Target Corporation, a Minnesota corporation (“Target”), Target Enterprise, Inc. (“Target Enterprise”) a subsidiary of Target (Target and Target Enterprise collectively, the “Company”) and Cathy R. Smith (“Executive”).

RECITALS

WHEREAS, Executive, who serves as the Company’s Executive Vice President & Chief Financial Officer, has notified the Company of her intent to retire;

WHEREAS, The Company desires to retain the benefit of Executive’s services through May 1, 2020 (the “Retirement Date”);

WHEREAS, Executive has agreed to remain employed by the Company through the Retirement Date;

WHEREAS, the following terms, together with any documents referenced herein, constitute the entire terms of Executive’s employment during this transition period.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive, intending to be legally bound, acknowledge and agree as follows:

1.                                      Term.  The term of this Agreement shall extend from the Effective Date through the earlier of the Retirement Date or the termination of this Agreement pursuant to Section 7 hereof (the “Agreement Term”).  The end of the Agreement Term is referred to as the “Agreement End Date.”

2.                                      Duties and Responsibilities.  Executive shall serve as the Executive Vice President & Chief Financial Officer until such time as her successor assumes those responsibilities.  Following the installation of her successor, Executive will become a strategic advisor to the Company and perform such duties as may be assigned by the Chief Executive Officer or his delegate. Throughout the Agreement Term Executive will devote her full working time, effort and attention to the business of the Company. Executive will fully comply with the standard policies, procedures, and practices of the Company that are in effect during the Agreement Term.

3.                                      Base Salary.  Throughout the Agreement Term the Company will pay to Executive the rate of base salary in effect immediately prior to the Effective Date.  Such salary shall be payable in accordance with the Company’s customary payroll practices applicable to executives.

4.                                      Short Term Incentive Plan.  Throughout the Agreement Term Executive will continue to participate in the Company’s Short Term Incentive Plan in accordance with the terms of such plan as applied to other executive officers.

5.                                      Long Term Incentive Plan.  Executive’s outstanding Price Vested Stock Options, Performance Share Units and Performance Based Restricted Stock Units (“Equity Awards”) will continue

Execution Version

to be governed by all terms of the applicable award agreements and the Long Term Incentive Plan, including applicable vesting provisions.

6.                                      Benefits.  Executive will be entitled to participate in all employee benefit plans and programs of the Company in effect during the Agreement Term, to the extent that Executive meets the eligibility requirements for each individual plan or program.  The Company provides no assurance as to the adoption or continuance of any particular plan or program, and Executive’s participation in any such plan or program will be pursuant to the provisions, rules and regulations applicable thereto.

7.                                      Limited Termination Right.  This is a fixed term employment contract.  The Company’s only right to terminate this Agreement shall be for “Cause” as defined in the Amended and Restated Target Corporation Long Term Incentive Plan (as amended and restated effective September 1, 2017).  Executive may terminate her employment voluntarily at any time.  Upon such a for-Cause termination or voluntary termination by Executive, each of the Company and Executive will be released from any and all further obligations under this Agreement except for: (i) accrued base salary and benefits owing to Executive through the Agreement End Date; and (ii) the parties respective obligations under Sections 8, 9 and 10 hereof, which shall survive any termination of this Agreement.

8.                                      Cooperation.  Following the Agreement End Date, the Company may request that Executive consult or cooperate with the Company (including, without limitation, providing truthful information to the Company or serving as a witness or testifying at the Company’s request without subpoena).  Executive agrees to be available at mutually agreeable times to perform such duties and provide such cooperation in connection with the various business and legal matters in which Executive was involved or of which Executive has knowledge as a result of Executive’s employment with the Company.  In so consulting or cooperating, Executive shall be reimbursed her reasonable out-of-pocket expenses.

9.                                      Prohibited Activities; Additional Compensation.  In exchange for the fixed employment term provided by this Agreement and additional payments by the Company of $750,000 on each of the next two anniversary dates of the Agreement End Date, Executive agrees to comply with the Company’s standard post-employment covenants and execute the Company’s standard form of release as set forth below.    Specifically, Executive agrees:

(a)                                 during her employment and until twenty-four months after the Agreement End Date, to refrain from accepting employment with, or directly or indirectly becoming a consultant or advisor to or performing any services for, or becoming a director of any competitor of the Company, and

(b)                                 during her employment and until twenty-four months after the Agreement End Date, to refrain from doing any of the following:

(i)                                     using or disclosing Non-Public Information, as defined in Executive’s separate Confidentiality and Inventions/Creative Works Agreement, for or to any person or organization not expressly authorized by the Company to receive or use such information; or

(ii)                                  directly inducing, soliciting, or requesting any Company employee to accept employment or a consulting relationship with, or perform services for, anyone other than the Company, or to otherwise take any action detrimental to the relationships between the Company and its employees; or

(iii)                               disparaging the Company or any of its directors, officers, or employees in a manner that causes significant harm to the Company.

Execution Version

(c)                                  to sign, deliver and not revoke a release of identical or substantially similar content to the release in Exhibit B (as prescribed by the applicable laws then in effect) on or around the Agreement End Date.

Nothing in this Agreement is intended to prohibit Executive from: (i) communicating with any governmental authority without notice to the Company concerning possible legal violations; or (ii) receiving any applicable award for information provided to governmental authorities.  The Company reserves all rights to and does not waive any attorney-client privilege that otherwise applies to any such information disclosed to governmental  authorities.

10.                               Arbitration.  As further described in Exhibit A, the parties agree that any and all disputes which arise out of or relate to Executive’s employment, the termination of Executive’s employment, or the terms of this Agreement, shall be resolved through final and binding arbitration. Such arbitration shall be in lieu of any trial before a judge and/or jury, and Executive and the Company expressly waive all rights to have such disputes resolved via trial before a judge and/or jury.

11.                               Miscellaneous.

(a)                                 Complete Agreement; Governing Documents. This Agreement, together with the separate Confidentiality and Inventions/Creative Works Agreement and Equity Award agreements previously entered into by Executive and the Company, shall constitute the entire agreement and understanding of the Company’s obligation to provide compensation and benefits to Executive and shall supersede all prior and contemporaneous written or verbal agreements and understandings between Executive and the Company relating to such subject matter. Executive acknowledges that the fixed term nature of this Agreement is in lieu of any continuing right to be covered by the Company’s Income Continuation Plan and that the end of her employment on the Retirement Date will be treated as a voluntary retirement for all purposes and that she has no further rights to claim compensation or benefits from the Company.  To the extent the terms of this Agreement conflict with the terms of the separate Confidentiality and Inventions/Creative Works Agreement and Equity Award agreements, the terms of this Agreement will control. This Agreement may only be amended by written instrument signed by Executive and a duly authorized employee of the Company.

(b)                                 Successors and Assigns. This Agreement and all rights hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company’s obligations hereunder.

(c)                                  Governing Law. The provisions of this Agreement shall be construed and interpreted under the laws of the State of Minnesota applicable to agreements executed and wholly performed within the State of Minnesota. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole.

(d)                                 Jurisdiction and Venue.  Executive and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the federal courts, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact, arising out of or in

Execution Version

connection with this Agreement that are not subject to arbitration.  Any action involving claims of a breach of this Agreement must be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction. Venue, for the purpose of all such suits, will be in Hennepin County, State of Minnesota.

(e)                                  Section 409A. The payments under Section 9 of this Agreement are intended to comply with the requirements of section 409A of the Code.  The remaining payments under this  Agreement are intended to  be exempt from the requirements of sections 409A; provided, however, if any payment is or becomes subject to the requirements of Code section 409A, the Agreement as it relates to such payment is intended to comply with the requirements of section 409A of the Code.  For all purposes under section 409A of the Code, each payment under this Agreement shall be treated as a separate payment. Notwithstanding anything in the Agreement to the contrary, if, at the time of Executive’s termination of employment, Executive is a “specified employee” (within the meaning of section 409A of the Code), then to the extent any payment under this Agreement is determined by the Company to be deferred compensation subject to the requirements of section 409A of the Code payable upon separation from service, payment of such deferred compensation shall be suspended and not made until the first day of the month next following the end of the 6-month period following the Agreement End Date, or, if earlier, upon Executive’s death.

(f)                                   Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date set forth below.

Target Corporation:		Target Enterprise, Inc.:

By:	/s/ Don H. Liu	By:	/s/ Don H. Liu

Name:	Don H. Liu	Name:	Don H. Liu

Title:	Executive Vice President and Chief Legal and Risk Officer	Title:	Executive Vice President and Chief Legal and Risk Officer

Date:	January 7, 2019	Date:	January 7, 2019

Cathy R. Smith:

/s/ C.R. Smith

Date: January 7, 2019

Execution Version

Exhibit A

Arbitration Terms and Provisions

1.                                      Disputes subject to arbitration shall include, without limitation, claims for breach of contract or of the covenant of good faith and fair dealing, claims of discrimination, claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way Executive’s employment with the Company or its termination. The only claims relating to Executive’s employment, termination or this Agreement that are not covered by this Agreement to arbitrate disputes, which shall instead be resolved pursuant to applicable law, are: (i) claims for temporary, preliminary or other emergency injunctive or equitable relief; (ii) claims for benefits under the unemployment insurance benefits; (iii) claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policy or fund; (iv) claims under the National Labor Relations Act; and (v) claims that may not be arbitrated as a matter of law.

2.                                      Arbitration will be conducted in Minneapolis, Minnesota. Arbitration shall be conducted in accordance with the Federal Arbitration Act (“FAA”) and the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA Rules” available at www.adr.org), provided, however, that the arbitrator shall allow the discovery authorized or required by applicable law in arbitration proceedings, including, but not limited to, discovery available under the applicable state and/or federal arbitration statutes. Also, to the extent that any of the AAA Rules or anything in this arbitration section conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern.

3.                                      The Company agrees to bear the cost of (i) the arbitrator’s fee, and (ii) any other expense or cost Executive would not be required to bear if Executive were free to bring the dispute or claim in court. Each party shall bear their own attorneys’ fees incurred in connection with the arbitration. The arbitrator will not have authority to award attorneys’ fees unless a statute or contract at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party. In such case, the arbitrator shall have the authority to make an award of attorneys’ fees as required or permitted by the applicable statute or contract.

4.                                      The arbitrator shall issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. The arbitrator’s award shall be subject to correction, confirmation, or vacation, as provided by applicable law setting forth the standard of judicial review of arbitration awards. Judgment upon the arbitrator’s award may be entered in such court specified in Section 11(d) of the attached Agreement.

5.                                      This arbitration provision does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative agency such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, or any workers’ compensation board, but this provision does prohibit Executive’s from seeking or pursuing court action regarding any such claim.

Execution Version

Exhibit B

Model Release

1.              Definitions.  The definitions below are intended solely for the purpose of this release.  All words used in this release are intended to have their plain meanings in ordinary English, except that capitalized words not defined in this Exhibit shall have the same meaning as in that certain Transition Agreement dated January 7, 2019 (the “Agreement”).  Specific terms in this release have the following meanings:

(a)                                 “Executive” includes Executive and anyone who has or obtains any legal rights or claims through Executive.

(b)                                 “Target” means Target Corporation and any company related to Target Corporation in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates and divisions) and any successor of Target Corporation.

(c)                                  “Corporation” means Target and any company providing insurance to Target in the present or past, any employee benefit plan sponsored or maintained by Target in the present or past and the present and past fiduciaries of any such plans, Target’s present and past officers, directors, employees, committees and agents and any person who acted on behalf of Target or on instructions from Target.

(d)                                 “Executive Claims” means all of the rights Executive has now to any relief of any kind from the Corporation, including without limitation:

(i)                                     all claims arising out of or relating to Executive’s service with Target and Executive’s service termination; and

(ii)                                  all claims arising out of or relating to statements, actions, or omissions of the Corporation; and

(iii)                               all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulations, including without limitation, claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, 42 U.S.C § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Fair Credit Reporting Act, and workers’ compensation non-interference or non-retaliation statutes; and

(iv)                              all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law; and

(v)                                 all claims for compensation of any kind, including without limitation, bonuses, commissions, stock, stock options or other equity interests, vacation pay, perquisites, and expense reimbursements; and

Execution Version

(vi)                              all claims for back pay, front pay, severance pay or income continuation under any Company plan, program, or agreement, reinstatement, equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

(vii)                           all claims for attorney’s fees, costs, and interest.

However, Executive Claims do not include any claims related to post-termination benefits accrued before the Agreement End Date under the generally-applicable terms of benefit plans or programs maintained by the Corporation (including without limitation, Executive’s rights under the Company’s Long Term Incentive Plan and related Equity Award agreements), claims relating to Executive’s rights as a shareholder of the Company, claims that the law does not allow to be waived, claims that may arise after the date on which Executive signs this release, claims relating to the enforcement of the Agreement, or claims for defense, indemnification or contribution to the maximum extent permitted under the laws of the State of Minnesota, including without limitation Minn. Stat. § 302A.521, or otherwise for claims brought against Executive in her capacity as an officer, attorney, employee or agent of the Corporation. This paragraph does not preclude Executive from bringing a charge of discrimination with the EEOC however, Executive hereby agrees to give up any right to receive compensation or damages as a result of such a charge.

2.              Agreement to Execute Releases of Executive Claims.  In exchange for all consideration provided by the Agreement, Executive gives up and releases all Executive Claims.  Executive will not make any demands or claims against the Corporation for compensation or damages relating to Executive Claims.